Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 6, 2020, between CELLECTAR BIOSCIENCES, INC., a Delaware corporation (the "Company"), and Igor Grachev ("Executive").

RECITALS

The Company and Executive desire to enter into this Agreement to document the terms and conditions of Executive's employment by the Company. The parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby agrees to employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on or about January 6, 2020 and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive will serve as the Chief Medical Officer of the Company. Executive will have the normal duties, responsibilities and authority of his role, subject to the overall direction and authority of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer.

(b) During the Employment Period, except as otherwise determined by the Board, Executive will report to the Chief Executive Officer, and will devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board (which shall not be unreasonably withheld or delayed); provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious, recreational and civic organizations so long as such activities do not interfere with Executive's employment.

(c) For purposes of this Agreement, the term "Company" shall include all of the Company's Subsidiaries. The term "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3. Compensation and Benefits.

(a) Compensation.

(i) Base Salary. During the Employment Period, Executive's base salary will be four hundred thousand dollars ($400,000) per annum (as may be adjusted from time to time by the Board, the "Base Salary"), which salary will be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). Executive's Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

(ii) Bonus. During the Employment Period, Executive will be eligible to earn an annual cash bonus each calendar year, under the terms and conditions of the Company's annual incentive compensation plan for which Executive's initial target shall be thirty percent (30%) of Base Salary (the “Annual Bonus”).

(iii) Equity Award. The Company shall grant to Executive an option to purchase eighty thousand (80,000) shares of the Common (the “Option”). The exercise price per share shall be equal to the closing market price on the date of grant. The Option shall vest in three equal annual installments beginning on the first anniversary of the date of grant. The Option shall be evidenced by an option agreement. Executive shall be eligible to receive periodic future stock option grants at the discretion of the Board.

(b) Benefits.

(i) During the Employment Period, Executive will be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible in accordance with the terms and conditions of such programs as the same may be modified from time to time.

(ii) In addition to the benefits described in Section 3(b)(i) above, during the Employment Period, Executive will also be entitled to the following (without duplication):

(A) Vacation. Four weeks of paid vacation each calendar year, which if not taken during any year may not be carried forward to subsequent calendar year(s) or otherwise paid; and

(B) Personal Days. Four paid personal days each calendar year, which if not taken during any year may not be carried forward to subsequent calendar year(s) or otherwise paid; and

(C) Business Expenses. Reimbursement for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, and that are excludable from gross income, with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

(c) Withholding. All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4. Termination and Obligations of the Company Upon Termination.

(a) At-Will Employment. Executive’s employment is at-will and shall be of no specific period. Executive is free to resign at any time, for any reason or no reason, as Executive deems appropriate. Subject to this Section 4, the Company has a similar right to terminate Executive employment at any time, with or without Cause (as defined below).

(b) Death. If Executive's employment is terminated due to Executive's death, the Company will pay to Executive's estate Executive's (i) Base Salary through the date of termination to the extent not theretofore paid, any accrued vacation pay to the extent not theretofore paid and any reimbursement of business expenses as described in Section 3(b)(ii)(C) above (together, the "Accrued Obligations") and (ii) the bonus described in Section 3(a)(ii) above for the calendar year in which such termination occurs if Executive would have otherwise been entitled to receive such bonus had his employment not been terminated (provided that if the date of such termination occurs prior to the last day of the calendar year in respect of which such bonus is awarded, then such bonus will be prorated upon the number of days elapsed prior to Executive's date of termination). Any such bonus amount payable under this Section 4(b) will be payable at such time as such amount would have been payable had Executive's employment not been terminated.

(c) Disability. If Executive's employment is terminated either by Executive or the Company due to Executive's Disability, Executive will be entitled to receive (i) his Accrued Obligations, (ii) such benefits as are available to Executive under the Company's long-term disability insurance plans (if any) as in effect on the date of termination, (iii) continuation of Company provided health insurance at the Company's cost during the COBRA continuation period, and (iv) the bonus described in Section 3(a)(ii) above for the calendar year in which such termination occurs if Executive would have otherwise been entitled to receive such bonus had his employment not been terminated (provided that if the date of such termination occurs prior to the last day of the calendar year in respect of which such bonus is awarded, then such bonus will be prorated upon the number of days elapsed prior to Executive's date of termination). Any such bonus amount payable under this Section 4(c) will be payable at such time as such amount would have been payable had Executive's employment not been terminated. “Disability” means any physical or mental condition of Executive that (i) results in a qualification for benefits under the Company's long-term disability insurance plans (referred to above) or (ii) in the good faith judgment of the Board, based upon the receipt of competent medical advice, results in the inability of Executive to perform his services under this Agreement and such incapacity will likely continue for a period of at least 180 consecutive days or at least 180 days in any 365 consecutive day period.

(d) Resignation or Termination for Cause. If Executive's employment is terminated due to Executive's resignation without Good Reason (as defined below) or a termination by the Company for Cause, Executive will be entitled to receive his Accrued Obligations.

(e) Termination by the Company Without Cause, or by Executive for Good Reason. If Executive's employment is terminated by (i) the Company without Cause, or (ii) by Executive for "Good Reason," Executive will be entitled to receive (A) his Accrued Obligations, (B) a cash severance payment equal to seventy-five percent (75%) of Executive's then applicable Base Salary, payable in regular installments in accordance with the Company's general payroll practices (in effect from time to time) beginning on the first pay date following the date of termination and ending on the ninth monthly anniversary date of the first pay date provided, however, that if Executive is terminated by (i) the Company without Cause, or (ii) by Executive for "Good Reason," within 12 months after a Change in Control, Executive will be entitled to receive an increased severance payment equal to one hundred percent (100%) of Executive’s then applicable Base Salary and Annual Bonus, each payable in twelve (12) monthly installments pursuant to the terms of this Section 4(e)(B), and (C) addition of the cost of Company-provided health insurance to each severance payment made in accordance with Section 4(e)(B) above (for 9 or 12 months as applicable). In addition to the foregoing, the Company shall provide to Executive, for a period of up to nine (9) months following the date of termination of employment with the Company, outplacement services, including, but not limited to: instruction and counseling to assess and develop job goals and interviewing, networking and negotiating skills; assistance with resume preparation and initiation of a job search; secretarial support, and the use of private offices at the outplacement firm's premises. Executive and the Company shall agree upon the outplacement services provider, and the aggregate cost of such services under this Section 4(e) shall not exceed Seventy Five Hundred Dollars ($7,500).

As a condition to the Company's obligations to make the payments described in this Section 4(e), the Company and Executive will execute and deliver within 30 days after the date of termination of employment a general mutual release in the form reasonably required by the Company. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(e) during such times as Executive is in breach of Sections 5, 6, or 7 hereof.

(f) Other. Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.

(g) Definition of "Cause.” For purposes of this Agreement, "Cause" shall mean:

(l) the commission by Executive of a (i) felony or (ii) to the extent it compromises the best interests of the Company or renders Executive unfit or unable to perform his services and duties hereunder, any other criminal act (excluding any such acts involving the operation of a motor vehicle);

(2) the commission by Executive of any act or any omission to act by Executive involving fraud, dishonesty or disloyalty with respect to the Company or any of its customers or suppliers;

(3) the continued failure by Executive to perform substantially his duties to the Company (other than any such failure resulting from Executive's Disability) after written notice thereof (specifying the particulars thereof in reasonable detail and requirements for remediation) and a reasonable opportunity to be heard and cure such failure, if cure is possible under the circumstances, are given to Executive by the Board (it being agreed that such opportunity to be heard and cure period shall not cumulatively exceed thirty (30) consecutive days from the date written notice of such failure to perform is delivered by Executive); or

(4) a breach by Executive of Sections 5, 6, or 7 hereof.

Notwithstanding the foregoing, immediately following a "Change in Control" of the Company, the definition of Cause shall exclude Subsection 4(g)(3) above.

(h) Definition of Good Reason. A termination by Executive for "Good Reason" means Executive's resignation from employment by the Company, after any of the following and not later than thirty (30) days following the expiration of the Cure Period (defined below):

(1) a decrease of ten percent (10%) or more in Executive's Base Salary;

(2) a material diminution in Executive's authority, duties, or responsibilities;

(3) a requirement that Executive relocate his primary office to a location more than fifty (50) miles away from the Company’s current headquarters in Florham Park, New Jersey; or

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement.

No occurrence shall constitute a basis for a termination for "Good Reason" unless Executive notifies the Company, in writing, within thirty (30) days after such occurrence that Executive considers such occurrence to be a basis for a termination with "Good Reason" and, the Company fails to cure such occurrence within (30) days following receipt of such notice. The Company and Executive intend that a resignation by Executive for Good Reason, as defined above, constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code (the "Code").

(i) Definition of Change in Control. For purposes of this Agreement, "Change in Control" shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder as then in effect) of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding capital stock of the Company entitled to vote in the election of directors, (b) the occupation of a majority of the seats (other than vacant seats) on the Board by persons who were neither (i) nominated by the Board; nor (ii) appointed by directors so nominated, (c) the dissolution or liquidation of the Company, (d) a reorganization, merger, or consolidation of the Company with one or more entities as a result of which the holders of the Company's outstanding equity securities prior to such transaction do not hold equity securities representing a majority of the voting power of the surviving entity, or (e) the sale of all or substantially all of the Company's assets.

5. Confidential Information and Trade Secrets.

(a) “Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored and whether originated by Executive or otherwise coming into the possession or knowledge of Executive, which is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably ascertainable by the Company’s competitors or by the general public through lawful means, and which information the Company treats as confidential, including but not limited to information regarding the Company’s products or services, specifications, designs, processes, business affairs, business plans, strategies, finances, computer programs, research, customer development, planning, purchasing, finance, marketing, customer relations and customer information, and other information received by the Company from others which the Company has an obligation to treat as confidential. “Trade Secret” means a trade secret as that term is defined under Wis. Stat. §134.90.

(b) Confidentiality Obligations. During the Employment Period and for a period of two (2) years after the termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use or disclose any of the Company’s Confidential Information. Additionally, during and after termination of employment with the Company, Executive shall not use or disclose the Company’s Trade Secrets so long as they remain Trade Secrets.

6. Intellectual Property; Inventions and Patents. Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Noncompetition; Non-Solicitation.

(a) Noncompetition. Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special and unique value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the period of Executive's employment with the Company and for period of nine (9) consecutive months immediately following the date of Executive's termination of employment by the Company (the "Noncompete Period"), he shall not, without prior written approval by the Board, directly or indirectly participate in any country in which the Company is doing business at the time of Executive's termination of employment with the Company in any business competing with the businesses of the Company or its Subsidiaries conducted during the Employment Period (collectively, the "Business"), either as a partner, proprietor, shareholder, officer, director, agent, employee, consultant or otherwise. Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive further acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company engaged in the Business, so long as Executive has no active participation in the Business of such company, unless otherwise approved by the Board.

(b) Non-Solicitation. During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary (other than through general advertisements for employment not directed at employees of the Company or any of its Subsidiaries), (ii) solicit to hire any person who was an employee of the Company or any Subsidiary at any time during the six (6) months preceding the termination of the Employment Period (other than through general advertisements for employment not directed at employees of the Company or any of its Subsidiaries) or (iii) solicit or attempt to solicit for the purpose of engaging in any business in which the Company was engaged at the time of Executive's termination of employment and in which the Company was still engaged at the time of Executive's solicitation, any customer who was a customer of the Company during the last twelve (12) months of Executive's employment with the Company.

(c) Enforcement. If at the time of enforcement of Sections 5, 6, or 7 of this Agreement a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 7(a) or 7(b), the Noncompete Period will be tolled during the pendency of any proceeding (including any arbitration) over such breach or violation, provided that such proceeding was initiated during the Noncompete Period. Executive agrees that the restrictions contained in Sections 5, 6, and 7 are reasonable.

8. Section 280G.

(a) If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 8 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b) All calculations and determinations under this Section 8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

9. Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.

10. Miscellaneous.

(a) Survival. Except as otherwise provided in this Agreement, Sections 4 through 10, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

(b) Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Igor Grachev

_______________

_______________

Notices to the Company:

Cellectar Biosciences, Inc.

100 Campus Drive

Florham Park, New Jersey 07932

Attention:	Board of Directors

Chief Executive Officer and Secretary

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(h) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 10(i) below, each party hereby expressly and irrevocably agrees that any case or controversy related to this Agreement must be conducted in the State of Delaware. Each party hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Delaware. Executive hereby waives any and all right to trial by jury in any action or proceeding related to this Agreement.

(i) Dispute Resolution. Because disputes arising in connection with complex agreements are most quickly and economically resolved by an experienced and expert person, the parties agree that claims relating to an alleged breach of this Agreement (excluding claims arising under Sections 5, 6, and/or 7) shall be resolved by binding arbitration with a single arbitrator before the American Arbitration Association in Delaware, pursuant to the then-applicable rules of the American Arbitration Association. If Executive is determined in such arbitration to be successful in asserting his rights, Executive shall be entitled to reimbursement of all legal fees reasonably incurred in asserting Executive's rights under the Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(k) Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

(l) Executive's Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CELLECTAR BIOSCIENCES, INC.

By:	/s/ James V. Caruso
James V. Caruso

Its: President and Chief Executive Officer

EXECUTIVE

/s/ Igor Grachev
Igor Grachev